Exhibit 8.1

List of Subsidiaries of Videotron Ltd.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest
Videotron Infrastructures Inc.	Canada	100% / 100%
Videotron US Inc.	Delaware	100% / 100%
SETTE Inc.	Québec	84.53% / 84.53%
Fizz Mobile & Internet Inc.	Québec	100% / 100%
Freedom Mobile Inc.	Alberta	100% / 100%
Freedom Mobile Distribution Inc.	Alberta	100% / 100%
VMedia Inc.	Canada	100% / 100%
2251723 Ontario Inc.	Ontario	100% / 100%
RiverTV Inc.	Canada	100% / 100%